Exhibit (k)(2)

TRANSFER AGENCY AGREEMENT

THIS TRANSFER AGENCY AGREEMENT (the “Agreement”) is made as of this ___ day of _________________, 2020, by and between BBR ALO Fund, LLC, a Delaware limited liability company (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Transfer Agent”).

WHEREAS, the Fund shall be registered as a closed-end investment company under the 1940 Act (as defined below) and authorized to issue Shares (as defined below); and

WHEREAS, the Fund and Transfer Agent desire to enter into an agreement pursuant to which Transfer Agent shall provide Services (as defined below) to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Transfer Agent with Instructions on behalf of the Fund, whose name shall be certified to Transfer Agent from time to time pursuant to Section 3(b) of this Agreement. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Transfer Agent the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Directors of the Fund.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Custodian” shall mean the financial institution appointed as custodian under the terms and conditions of a custody agreement between the financial institution and the Fund, or its successor.

“Fund Business Day” shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Transfer Agent. Instructions shall include manually executed originals or electronic communications.

“LLC Agreement” shall mean the Fund's Limited Liability Company Agreement, as amended and restated from time to time.

“Offering Documents” shall mean the current subscription documents and confidential private placement memorandum with respect to the Fund (including any applicable amendments and supplements thereto) actually received by Transfer Agent from the Fund.

“Offering Price” shall mean the price per share that the Shares will be offered for sale to the public calculated in accordance with the Fund’s then current Offering Documents.

“Registration Statement” shall mean any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the transfer agency and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule A.

“Shares” shall mean such shares of beneficial interest, or class thereof of the Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2.            Appointment and Services

(a)           The Fund hereby appoints Transfer Agent as transfer agent and dividend disbursing agent of all Shares and hereby authorizes Transfer Agent to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Transfer Agent will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Transfer Agent shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity. In no event shall Transfer Agent provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)           Transfer Agent may from time to time, in its discretion, appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Transfer Agent shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Transfer Agent were itself providing such Services.

(c)           Transfer Agent’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Transfer Agent hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund or by any other current or prior agent or service provider. To the extent that Transfer Agent agrees to take such actions, those actions shall be deemed part of the Services.

(d)          Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Shares in accordance with this Agreement.

(e)           Processing and Procedures

(i)            Transfer Agent agrees to accept subscription applications and tender offers with respect to the Shares of the Fund via postal mail, telephone, electronic delivery or personal delivery in accordance with the Fund’s Offering Documents; provided, however, that Transfer Agent shall only accept subscription applications from jurisdictions in which the Shares are qualified for sale, as indicated from time to time by the Fund or pursuant to an Instruction. Transfer Agent shall, on the first Fund Business Day of each month, issue to the accounts specified in a subscription application in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the net asset value ("NAV") per Share of the Fund as of the last Fund Business Day of the preceding month, as specified in a communication received from or on behalf of the Fund. Transfer Agent shall facilitate the repurchase from accounts any Shares tendered for repurchase in accordance with procedures stated in the Fund’s Offering Documents or pursuant to an Instruction. Transfer Agent shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer (“ACH”) or such other methods to which the parties shall mutually agree.

(ii)          Upon receipt of a tender offer request and monies paid to it by the Custodian in connection with a repurchase of Shares, Transfer Agent shall cancel the repurchased Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s repurchase and payment procedures described in the Offering Documents.

(iii)         Except as otherwise provided in this paragraph, Transfer Agent will exchange, transfer or repurchase Shares upon presentation to Transfer Agent of instructions endorsed for exchange, transfer or repurchase, accompanied by such documents as Transfer Agent deems necessary to evidence the authority of the person making such exchange, transfer or repurchase. Transfer Agent reserves the right to refuse to exchange, transfer or repurchase Shares until it is satisfied that the endorsement or instructions are valid and genuine. Transfer Agent also reserves the right to refuse to exchange, transfer or repurchase Shares until it is satisfied that the requested exchange, transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make exchanges, transfers or repurchases which Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such exchange, transfer or repurchase. Notwithstanding any provision contained in this Agreement to the contrary, Transfer Agent shall not be required or expected to require, as a condition to any exchange, transfer or repurchase of any Shares pursuant to an electronic data transmission, any documents to evidence the authority of the person requesting the exchange, transfer or repurchase and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Section 3(e).

(iv)         In connection with each purchase and each repurchase of Shares, Transfer Agent shall send such statements as are prescribed by the federal securities laws applicable to transfer agents or as described in the Offering Documents. It is understood that certificates for Shares have not been and will not be offered by the Fund or made available to Shareholders.

(v)          Transfer Agent and the Fund shall establish procedures for effecting purchase, repurchase, exchange or transfer transactions accepted from Shareholders by telephone or other methods consistent with the terms of the Offering Documents. Transfer Agent may establish such additional procedures, rules and requirements governing the purchase, repurchase, exchange or transfer of Shares, as it may deem advisable and consistent with the Offering Documents and industry practice. Transfer Agent shall not be liable, and shall be held harmless by the Fund, for its actions or omissions which are consistent with the forgoing procedures.

(f)            Dividends and Distributions

(i) When a dividend or distribution has been declared, the Fund shall give or cause to be given to Transfer Agent a copy of a resolution of the Board that either:

(A)        sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Transfer Agent on such payment date; or

(B)        authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes Transfer Agent to rely on a certificate of an Authorized Person setting forth the information described in subparagraph (A) above.

(ii)          In connection with a reinvestment of a dividend or distribution of Shares of the Fund, Transfer Agent shall, as specified in a certificate or resolution described in subparagraph (i), issue Shares of the Fund based on the NAV per Share of the Fund specified in a communication received from or on behalf of the Fund on such Fund Business Day.

(iii)          Upon the date that such dividend or distribution is to be sent to Shareholders. as specified in such certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of Transfer Agent on behalf of the Fund, an amount of cash sufficient for Transfer Agent to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date in accordance with such procedures as agreed to by the parties. Transfer Agent shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If Transfer Agent does not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of the Fund as of the record date, Transfer Agent shall, upon notifying the Fund, withhold payment to such Shareholders until sufficient cash is provided to Transfer Agent.

(iv)          It is understood that Transfer Agent in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that Transfer Agent shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by this Agreement or by applicable law.

(g)           Records

(i)            Transfer Agent shall keep those records specified in Schedule C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Transfer Agent shall destroy records only at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). Transfer Agent may deliver to the Fund from time to time at Transfer Agent’s discretion, for safekeeping or disposition by Transfer Agent in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as Transfer Agent may deem expedient, other than those which Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by Transfer Agent, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the directors, officers, employees, and auditors of the Fund. Notwithstanding anything contained herein to the contrary, Transfer Agent shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

(h)           Anti-Money Laundering (“AML”) Services

(i)           Background In order to assist its transfer agency clients with their AML responsibilities under the USA PATRIOT Act of 2001, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the “AML Laws”), Transfer Agent offers various tools designed to: (a) aid in the detection and reporting of potential money laundering activity by monitoring certain aspects of Shareholder activity; and (b) assist in the verification of persons opening accounts with the Fund and determining whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“AML Monitoring Activities”). In connection with the AML Monitoring Activities, Transfer Agent may encounter Shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR 103.15(a)(2) (“Suspicious Activity”). The Fund has, after review, selected various procedures and tools offered by Transfer Agent to comply with its AML and customer identification program obligations under the AML Laws (the “AML Procedures”), and desires to implement the AML Procedures as part of its overall AML program and, subject to the terms of the AML Laws, delegate to Transfer Agent the day-to-day operation of the AML Procedures on behalf of the Fund.

(ii)           Delegation The Fund acknowledges that it has had an opportunity to review, consider and select the AML Procedures and the Fund has determined that the AML Procedures, as part of the Fund’s overall AML program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Fund hereby instructs and directs Transfer Agent to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The customer identification verification component of the AML Procedures applies only to Shareholders who are residents of the United States. The Fund hereby also delegates to Transfer Agent the authority to report Suspicious Activity to FinCEN.

(iii)          SAR Filing Procedures

(A)        When Transfer Agent observes any Suspicious Activity, Transfer Agent shall prepare a draft of a SAR on Form SAR-SF, and shall send a copy to the Fund’s AML officer for review. Transfer Agent shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with the intent to satisfy the reporting obligation of both Transfer Agent and the Fund. Accordingly, the SAR shall include the name of both Transfer Agent and the Fund, and shall include the words, “joint filing” in the narrative section.

(B)         The Fund’s AML officer shall review the SAR and provide comments, if any, to Transfer Agent within a time frame sufficient to permit Transfer Agent to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3). Upon receipt of final approval from the Fund’s AML officer, Transfer Agent (or its affiliate) shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

(C)         Transfer Agent shall provide to the Fund a copy of each SAR filed, together with supporting documentation. In addition, Transfer Agent shall maintain a copy of the same for a period of at least five (5) years from the date of the SAR filing.

(D)        Nothing in this Agreement shall prevent either party from making a determination that such party has an obligation under the USA PATRIOT Act of 2001 to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto.

(iv)         Amendment to Procedures It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Fund as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund’s AML responsibilities.

(v)          Reporting Transfer Agent agrees to provide to the Fund: (i) prompt notification of any transaction or combination of transactions that Transfer Agent believes, based on the AML Procedures, evidence potential money laundering activity in connection with the Fund or any Shareholder; (ii) prompt notification of any true and complete match of a Shareholder(s) to the names included on the Office of Foreign Asset Controls (OFAC) list or any Section 314(a) search list; (iii) any reports received by Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to Transfer Agent’s AML Monitoring Activities; (iv) any action taken in response to AML violations as described above; and, (v) quarterly reports of its monitoring and verification activities on behalf of the Fund. Transfer Agent shall provide such other reports on the verification activities conducted at the direction of the Fund as may be agreed to from time to time by Transfer Agent and the Fund’s AML officer.

(vi)         Inspection The Fund hereby directs, and Transfer Agent agrees to: (1) permit federal regulators access to such information and records maintained by Transfer Agent and relating to

Transfer Agent’s implementation of the AML Procedures on behalf of the Fund, as they may request; and, (2) permit such federal regulators to inspect Transfer Agent’s implementation of the AML Procedures on behalf of the Fund.

(vii)        Disclosure Obligations Regarding SARs If prohibited by applicable law, neither Transfer Agent nor the Fund shall disclose any SAR filed or the information included in a SAR to any third party other than affiliates of Transfer Agent or the Fund on a need to know basis and in accordance with applicable law, rule, regulation and interpretation, that would disclose that a SAR has been filed.

3.             Representations and Deliveries

(a) The Fund shall deliver or cause the following documents to be delivered to Transfer Agent:

(1)       A copy of the LLC Agreement of the Fund and all amendments thereto;

(2)       Copies of the Fund’s Registration Statement together with any applications filed in connection therewith;

(3)       A certificate signed by the Secretary of the Fund or another duly appointed officer of the Fund specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable;

(4)       A copy of the executed resolutions of the Board appointing Transfer Agent and authorizing the execution of this Agreement on behalf of the Fund;

(5)       A certificate containing the names of the initial Authorized Persons in a form reasonably acceptable to Transfer Agent. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Transfer Agent) and has the authority to certify to Transfer Agent the names of the Authorized Persons from time to time. The certificate required by this paragraph shall be signed by an officer of the Fund and designate the names of the Fund’s initial Authorized Persons;

(6)       Prior written notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of the Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to Transfer Agent such documents, certificates, reports and legal opinions as it may reasonably request; and

(7)       All other documents, records and information that Transfer Agent may reasonably request in order for Transfer Agent to perform the Services hereunder.

(b)           The Fund represents and warrants to Transfer Agent that:

(1)       It is a limited liability company duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its LLC Agreement and to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(2)       Any officer of the Fund has the authority to certify to Transfer Agent the names of Authorized Persons.

(3)       It shall be registered as a closed-end investment company under the 1940 Act.

(4)       Appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Fund being offered for sale.

(5)       All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the LLC Agreement and the Fund’s Offering Documents, such Shares shall be validly issued, fully paid and non-assessable.

(6)       It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted, each except where failure to do so would not reasonably be expected to have a material adverse effect on the Fund; there is no statute, rule, regulation, order or judgment binding on it and no provision of its LLC Agreement or any material contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)           During the term of this Agreement the Fund shall have the ongoing obligation to provide Transfer Agent with a copy of the Fund’s currently effective Offering Documents as soon as they become effective. For purposes of this Agreement, Transfer Agent shall not be deemed to have notice of any information contained in any such Offering Documents until a reasonable time after it is actually received by Transfer Agent.

(d)           The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund as set forth in the Offering Documents. Transfer Agent’s Services hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Transfer Agent will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund.  The Transfer Agent shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)           The Fund agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Fund receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Fund will give prompt notice thereof to Transfer Agent.

(f)            The Fund agrees that it shall advise Transfer Agent in writing at least ten (10) days prior to affecting any change in any Offering Documents which would increase or alter the duties and obligations of Transfer Agent hereunder, and shall proceed with such change only if it shall have received the written consent of Transfer Agent thereto, which consent shall not be unreasonably withheld.

(g)           Fund Instructions

(i)        The Fund shall cause the Fund’s officers, directors, Investment Adviser, legal counsel, independent accountants, administrator, fund accountant, Custodian and other service providers and agents, past or present, to cooperate with Transfer Agent and to provide Transfer Agent with such information, documents and communications as necessary and/or appropriate or as requested by Transfer Agent, in order to enable Transfer Agent to perform the Services. In connection with the performance of the Services, Transfer Agent shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Transfer Agent by a representative of the Fund or by any of the aforementioned persons. Transfer Agent shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Any fees charged by the Fund's legal counsel, independent accountants, administrator, fund accountant, Custodian or other service providers and agents in connection with the actions referenced in this Section 3(g) shall be an expense of the Fund. Transfer Agent shall not be held to have notice of any change of authority of any director, officer, agent, representative or employee of the Fund, Investment Adviser, Authorized Person or service provider until receipt of written notice thereof from the Fund.

(ii)       The Fund shall provide Transfer Agent with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Transfer Agent shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

(iii)      Transfer Agent, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral Instructions are given, it shall, upon the request of Transfer Agent, confirm such Instructions in writing.

(iv)     At any time, Transfer Agent may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then Transfer Agent may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

(h)           Transfer Agent represents and warrants to the Fund that:

(i)        It is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; and it will comply in all material respects with all applicable laws in connection with its provision of the Services and performance of this Agreement.

(ii)        It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii)      Transfer Agent shall maintain a written disaster recovery and business continuity plan that is (x) reasonably designed to minimize the impact of service disruptions, (y) adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement and (z) commercially reasonable for its business operations. Such disaster recovery and business continuity plan will, at a minimum: (a) address all critical functions and operations of the Services; (b) specify recovery time frames for each critical function and operation of the Services; (c) be thoroughly tested at least annually; and (d) be regularly updated to the extent necessary. Transfer Agent shall perform periodic disaster recovery and business continuity testing. Transfer Agent’s back-up facilities shall be capable of promptly providing the Services in the event an incident to the Transfer Agent’s primary facilities significantly interrupts the delivery of Services from that facility. Upon the Fund’s reasonable request, the Transfer Agent shall provide supplemental information, including a copy of the most-recent report on the testing of the plan, concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)      It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required, and will remain so registered for the duration of this Agreement. Transfer Agent will, as soon as possible, notify the Fund in the unlikely event that it no longer is a registered transfer agent. Notwithstanding any other provision of this Agreement, the loss or expiration of Transfer Agent’s registration as a transfer agent will constitute a material breach of the Agreement and any cure period shall be waived.

4.            Fees and Expenses

(a)           As compensation for the performance of the Services, the Fund agrees to pay Transfer Agent the fees set forth on Schedule B hereto. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to in writing by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to the Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Fund, enhancements to current Services, or to add a fund. The Fund agrees to pay Transfer Agent’s rate for Services as agreed between the parties added to, or for any enhancements to existing Services set forth on Schedule A after the execution of this Agreement. In addition, to the extent that Transfer Agent corrects, verifies or addresses any prior actions or inactions by the Fund or by any prior agent or service provider, Transfer Agent shall be entitled to additional fees as provided in Schedule B. In the event of any disagreement between this Agreement and Schedule B, the terms of Schedule B shall control.

(b)           For the purpose of determining fees payable to Transfer Agent, NAV shall be computed in accordance with the Offering Documents and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable if the Fund is not the successor in interest.

(c)          Transfer Agent will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Transfer Agent shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and directors; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, administrators, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Offering Documents, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and directors; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Offering Documents for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws.

(d)           The Fund also agrees to promptly reimburse Transfer Agent for all out-of-pocket expenses or disbursements incurred by Transfer Agent in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. If requested by Transfer Agent, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least three (3) days prior to the anticipated mail date. In the event Transfer Agent requests advance payment, Transfer Agent shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)           The Fund agrees to pay all amounts due hereunder which are not being disputed in good faith within thirty (30) days of the date reflected on the invoice for such Services (the “Due Date”). Except as provided in Schedule C, Transfer Agent shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Transfer Agent). Transfer Agent may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

(f)           The Fund is aware that its failure to remit to Transfer Agent all amounts due on or before the Due Date will cause Transfer Agent to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Transfer Agent does not receive any amounts due hereunder which are not being disputed in good faith by the Due Date, the Fund agrees to pay a late charge on such overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Transfer Agent’s reasonable attorney’s fees and court costs in respect of a successful judgment that is no longer subject to appeal for amounts due hereunder to Transfer Agent from the Fund if any amounts due Transfer Agent in the event that an attorney is engaged to assist in the collection of amounts due. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Transfer Agent of the Fund’s default or prevent Transfer Agent from exercising any other rights and remedies available to it.

(g)           In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Transfer Agent in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) Fund Business Day after the day on which Transfer Agent provides documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)          The Fund acknowledges that the fees charged by Transfer Agent under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Sections 2, 3 and 6. Modifying the allocation of risk from what is stated herein would affect the fees that Transfer Agent charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.            Confidential Information

(a)             Transfer Agent agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund and all records and other information (including non-public personal information) relative to the Fund’s Shareholders (each “Confidential Information”), not to use such information other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) when requested by a Shareholder or Shareholder’s agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest; (iii) when requested by the Fund, the Shareholder, the Shareholder’s agent or the dealer of record with respect to such account; (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions; (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or, (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Transfer Agent received the information. In complying with the confidentiality provisions hereunder the Transfer Agent shall use the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care. In case of any requests or demands for inspection of the records of the Fund, Transfer Agent will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of Transfer Agent or any of its employees, agents or representatives, and information which was already in the possession of Transfer Agent (other than as a result of disclosure of such information to the Transfer Agent by the Fund or the Investment Advisers or their representatives) prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

(b)           Transfer Agent shall implement and maintain (and require any of its sub-processors, agents and affiliates that have access to Confidential Information to maintain) commercially reasonable and appropriate administrative, technical, physical, and organizational safeguards designed to: (i) ensure the security and confidentiality of the Confidential Information; (ii) protect against any anticipated threats or hazards to the security or integrity of the Services and Confidential Information; (iii) protect against unauthorized or unlawful access to or use of the Confidential Information and against accidental loss or destruction of, or damage to, the Confidential Information; and (iv) ensure that the Services and Confidential Information and any associated hardware, system, or software are housed in physically secure premises with adequate fire protection and facility access controls. Transfer Agent will review and test such safeguards on no less than an annual basis and shall promptly provide information related to Transfer Agent’s security policies and procedures reasonably requested by the Fund from time to time. Transfer Agent shall promptly notify the Fund of any material unauthorized access to any Confidential Information and of any other material breaches of security that it becomes aware of. Transfer Agent shall reasonably cooperate with the Fund to ensure that the Fund is not negatively affected by any such occurrences or to mitigate the effects of same on the Fund. In addition, Transfer Agent shall cause a SOC 2 audit to be performed once each calendar year with respect to the systems and facilities used in connection with the Services, and will provide the Fund with a copy of the resulting reports Transfer Agent receives. Transfer Agent shall promptly implement commercially reasonable measures to address any issues reported in any SOC 2 reports.

6.            Limitation of Liability In addition to the limitations of liability contained in Sections 2 and 3 of this Agreement:

(a)           Transfer Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from Transfer Agent’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Transfer Agent shall not be liable for: (1) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by Transfer Agent from an officer or representative of the Fund or from any Authorized Person; or, (2) any action taken, or omission by, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent).

(b)          Notwithstanding anything herein to the contrary, Transfer Agent will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Transfer Agent will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)           In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. Notwithstanding any other provision of this Agreement, in no event shall the Fund, its affiliates or any of its or their directors, officers, employees, agents, partners, or subcontractors be liable under the Agreement under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other losses which are not direct damages regardless of whether such losses or damages were or should have been foreseeable and regardless of whether any entity or person has been advised of the possibility of such losses or damages, all and each of which such loss is hereby excluded by agreement of the parties.

(d)          Notwithstanding any other provision of this Agreement, Transfer Agent shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i)        the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

(ii)       the legality of a transfer, exchange, purchase or repurchase of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such transfer, exchange or repurchase;

(iii)      the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend;

(iv)      the legality of any recapitalization or readjustment of Shares;

(v)       Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or repurchase of Shares received by Transfer Agent in accordance with procedures established in writing by Transfer Agent and the Fund; or

(vi)      the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(e)           Transfer Agent may, in effecting transfers and repurchases of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Fund in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a repurchase, exchange or transfer of Shares whenever Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer, exchange and repurchase procedures described in the Offering Documents.

(f)            The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.            Indemnification

(a)           The Fund shall indemnify and hold harmless Transfer Agent, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Indemnified Parties”) from and against any and all third party claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to any of the following:

(i)        any action or omission of Transfer Agent except to the extent a Claim resulted from Transfer Agent’s willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

(ii)       Transfer Agent’s reliance on, implementation of, or use of Instructions, communications, data, documents or information (reasonably believed to be genuine and authorized) received by Transfer Agent from an officer or representative of the Fund, any Authorized Person or any past or current service provider (not including Transfer Agent);

(iii)      any action taken, or omission by, the Fund, Investment Adviser, any Authorized Person or any past or current service provider (not including Transfer Agent);

(iv)      the Fund’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Fund’s gross negligence or misconduct or material breach of any representation or warranty of the Fund made herein;

(v)       the legality of the issue or sale of any Shares, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(vi)      the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend;

(vii)     the legality of any recapitalization or readjustment of Shares;

(viii)    Transfer Agent’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or repurchase of Shares received by Transfer Agent in accordance with procedures established by Transfer Agent and the Fund;

(ix)       the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase, repurchase, transfer or exchange of Shares shall be presumed not to have been the result of Transfer Agent’s or its affiliates’ willful misfeasance, bad faith or gross negligence; and

(x)        the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state or other jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

(b)           Promptly after receipt by Transfer Agent of notice of the commencement of an investigation, action, claim or proceeding, Transfer Agent shall, if a claim for indemnification in respect thereof is made under this section, notify the Fund in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Transfer Agent or any Indemnified Party, and shall keep the Fund apprised of all developments concerning such claim, to the extent that the Fund has not been materially disadvantaged by such failure to notify the Fund. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by Transfer Agent, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel and notifies Transfer Agent of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Fund’s election. If the Fund does not elect to assume the defense of any such suit, or in case Transfer Agent does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or in case there is a conflict of interest between the Fund and Transfer Agent or any Indemnified Party, the Fund will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Transfer Agent and them; provided such counsel is approved by the Fund, which approval shall not be unreasonably withheld. The Fund’s indemnification agreement contained in this Section 7 and the Fund’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Transfer Agent and each Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Transfer Agent’s benefit, to the benefit of each Indemnified Party and their estates and successors. The Fund agrees to promptly notify Transfer Agent of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares if any such proceeding would be expected to have a material adverse effect on the Fund.

(c)           Transfer Agent shall indemnify and hold harmless the Fund, its agents, officers, directors, Shareholders, affiliates and nominees (collectively, "Fund Indemnified Parties") from and against any and all Losses (1) that Transfer Agent shall be liable for under Section 6(a) of the Agreement and (2) which may be asserted against or incurred by any Fund Indemnified Party or for which any Fund Indemnified Party may be held liable (a "Fund Claim"), arising out of or in any way relating to the Transfer Agent’s refusal or failure to comply with the terms of this Agreement, any Fund Claim resulting from the Transfer Agent's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement or any Fund Claim that arises out of the Transfer Agent's material breach of any representation or warranty of the Transfer Agent made herein.

(d)           The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.            Term

(a)           This Agreement shall become effective with respect to the Fund as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to the Fund for a three-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive annual periods (each a “Renewal Term”). Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term, by giving written notice to the other party specifying the date of such termination, which date shall not be less than (1) one-hundred eighty (180) days before the end of the respective term if such notice is being provided by the Transfer Agent and (2) ninety (90) days before the end of the respective term if such notice is being provided by the Fund.

(b)           If a party (Transfer Agent or the Fund) materially breaches this Agreement (a “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (the “Breach Termination Date”), or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than transition services). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party. Notwithstanding anything in this Agreement to the contrary, if the Fund delivers to Transfer Agent a Breach Termination Notice, Transfer Agent shall refund to the Fund the pro rata unused portion of any prepaid fees, and no additional fees or expenses shall be due and owing under this Agreement, including, but not limited to, any early termination fee, following the Breach Termination Date. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger (where the Fund is not the successor in interest) or acquisition of the Fund, Transfer Agent shall provide prompt exit assistance to the Fund as respects the transition to a successor service provider and shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with Transfer Agent’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Transfer Agent. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger (where the Fund is not the successor in interest) or acquisition of the Fund, and Transfer Agent’s agreement to provide additional Services in connection therewith, Transfer Agent shall provide such Services and be entitled to such compensation as the parties may mutually agree. Transfer Agent shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.            Miscellaneous

(a)           Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Transfer Agent:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: General Counsel

If to the Fund:	BBR Partners, LLC
140 E. 45th Street, 26th Floor
New York, New York 10017
Attention: Chief Operating Officer

(b)          Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)           This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)           The services of Transfer Agent hereunder are not deemed exclusive. Transfer Agent may render transfer agency and dividend disbursement services and any other services to others, including other investment companies.

(f)            The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)           This Agreement is executed by the Fund and the obligations hereunder are not binding upon any of the directors, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund.

(h)           This Agreement and the Schedules incorporated hereto constitute the full and complete understanding and agreement of Transfer Agent and the Fund and supersedes all prior negotiations, understandings and agreements with respect to transfer agency and dividend disbursement services.

(i)            Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)            Transfer Agent shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Transfer Agent in connection with the Services provided by Transfer Agent to the Fund hereunder.

(k)           This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided; however, that Transfer Agent may, in its sole discretion and upon advance written notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(l) The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

BBR ALO FUND, LLC
(the “Fund”)

By:

Title:

Date:

UMB FUND SERVICES, INC.
(“Transfer Agent”)

By:

Title:

Date:

Schedule A

to the

Transfer Agency Agreement

by and between

BBR ALO Fund, LLC

and

UMB Fund Services, Inc.

SERVICES

In addition to, or in connection with, the Services set forth in Section 2 of the Agreement and subject to the direction of, and utilizing information provided by, the Fund, Investment Adviser, and the Fund’s agents, Transfer Agent will provide the following Services:

Transfer Agency/Investor Servicing

1.	Process Investor Subscriptions

a.	Monitor and receive subscription documents from investors.

b.	Review subscription documents for completeness.

c.	Obtain investor demographic information.

d.	Receive subscription money and match to subscription document.

e.	Maintain, monitor, and reconcile DDA and escrow accounts.

f.	Obtain appropriate approvals and transfer money to the trading account.

g.	Provide good-order, pending wire, pending sub-docs reports.

2.	Process Investor Tender Offer Requests

a.	Monitor and receive tender offer request.

b.	Calculate tender offer fee as applicable.

c.	Monitor tender cap, including, as applicable, the 2% increase permissible pursuant to Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended, and apply if applicable.

d.	Calculate holdback percentage as appropriate and applicable.

e.	Obtain approvals and distribute money as appropriate.

f.	Retain holdback according to Fund documents and distribute as appropriate and applicable.

g.	Provide tender and holdback reports (as applicable).

3.	Generate investor statements and confirmations.

4.	Receive and respond to investor inquiries by telephone, mail, or email.

5.	File IRS Forms 1099, 5498, 1042, 1042-S, and 945 with shareholders and/or the IRS.

USA PATRIOT Act (AML)

1.	Conduct AML screening for new domestic investors, which shall include initial comparison of investor information against Identity Chek, OFAC and other watch lists; provide Fund with any exceptions. Systematically compare updates against investor name for each update of the OFAC list.

2.	File Suspicious Activity Reports, if any, with the appropriate Reporting Authorities.

3.	Provide AML certification report upon request.

Internet Services

Provide and maintain web portal for investors to access account information.

Schedule B

to the

Transfer Agency Agreement

by and between

BBR ALO Fund, LLC

and

UMB Fund Services, Inc.

FEES

[Information Omitted]

Schedule C

to the

Transfer Agency Agreement

by and between

BBR ALO Fund, LLC

and

UMB Fund Services, Inc.

RECORDS MAINTAINED BY TRANSFER AGENT

▪	Account applications

▪	Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

▪	Indemnity bonds for replacement of lost or missing checks

▪	Subscription and tender offer documentation including signature guarantees and any supporting documentation

▪	Shareholder correspondence

▪	Shareholder transaction records

▪	Share transaction history of the Fund